Exhibit 99.1
Caterpillar Inc.
2Q 2018 Earnings Release

July 30, 2018

FOR IMMEDIATE RELEASE

Caterpillar Reports Second-Quarter 2018 Results
Record Second-Quarter Profit Per Share; Raised Full-Year Outlook on Continued Strength in End Markets

	Second Quarter
($ in billions except profit per share)	2018	2017	●	Second-quarter sales and revenues up 24 percent
Sales and Revenues	$14.0	$11.3	●	Profit per share doubled; adjusted profit per share nearly doubled
Profit Per Share	$2.82	$1.35	●	Raised full-year profit per share outlook
Adjusted Profit Per Share	$2.97	$1.49	●	Repurchased $750 million of shares; increased quarterly dividend 10 percent

DEERFIELD, Ill. - Caterpillar Inc. (NYSE: CAT) today announced second-quarter 2018 sales and revenues of $14.0 billion, compared with $11.3 billion in the second quarter of 2017, a 24 percent increase. Second-quarter 2018 profit per share of $2.82 was a second-quarter record. Profit per share was $1.35 in the second quarter of 2017. Adjusted profit per share in the second quarter of 2018 was $2.97, compared with second-quarter 2017 adjusted profit per share of $1.49.
During the second quarter of 2018, Machinery, Energy & Transportation (ME&T) operating cash flow was $2.1 billion, and the company repurchased $750 million of Caterpillar common stock. In June 2018, the board of directors approved an increase to the quarterly dividend of 10 percent to $0.86 per share. The second quarter of 2018 ended with an enterprise cash balance of $8.7 billion.
“Caterpillar delivered record second-quarter profit per share,” said Caterpillar CEO Jim Umpleby. “Our team is doing a great job executing our strategy for profitable growth, focusing on operational excellence, expanded offerings and services.”
2018 Outlook
The company is raising its 2018 profit per share outlook to a range of $10.50 to $11.50. Excluding restructuring costs of about $400 million, the company expects adjusted profit per share to be in a range of $11.00 to $12.00. The prior profit per share outlook range was $9.75 to $10.75, and the adjusted profit per share outlook range was $10.25 to $11.25.
“Based on outstanding results in the first half of the year and continued strength in many of our end markets, Caterpillar is again raising our profit outlook for 2018. We remain focused on operational excellence, cost discipline and investing for long-term profitable growth,” said Umpleby.

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Sales and revenues - Most end markets continue to improve, order rates are healthy and the backlog remained solid in the quarter. For certain applications, particularly in oil and gas and mining, the company is seeing strong demand and taking orders for delivery well into 2019.
Operating profit - The company is raising the outlook range primarily due to the continued strength in many end markets. Recently imposed tariffs are expected to impact material costs in the second half of the year by approximately $100 million to $200 million, and the company expects supply chain challenges to continue to pressure freight costs. However, the company intends to largely offset these impacts through announced mid-year price increases and using the Operating & Execution Model to further drive operational excellence and structural cost discipline.
The outlook does not include a mark-to-market gain or loss for remeasurement of pension and other postemployment benefit (OPEB) plans, changes to provisional estimates recorded in 2017 for U.S. tax reform, or any impact from future geopolitical risks, including increased trade restrictions above those currently in place.
Share Repurchase; Authorization for New $10 Billion Share Repurchase Program
In January 2014, the board of directors authorized the repurchase of $10.0 billion of Caterpillar common stock. The current program expires at the end of this year. Under this authorization, the company repurchased $1.25 billion in common stock in the first half of 2018, of which $750 million was repurchased in the second quarter. As of June 30, 2018, $4.2 billion remained on the current authorization. The company currently expects share repurchases during the second half of 2018 to be in a similar range as the first half, but the amount could vary depending upon market conditions and investing priorities. Aligned with the cash deployment strategy, the company plans to be in the market for share repurchases on a fairly consistent basis.
In July 2018, the board of directors authorized the repurchase of up to $10.0 billion of Caterpillar common stock effective January 1, 2019, with no expiration date.

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Notes:

•	Glossary of terms is included on pages 14-15; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 16.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Monday, July 30, 2018, to discuss its 2018 second-quarter financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2017 sales and revenues of $45.462 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (vi) our ability to develop, produce and market quality products that meet our customers’ needs; (vii) the impact of the highly competitive environment in which we operate on our sales and pricing; (viii) information technology security threats and computer crime; (ix) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (x) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xi) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xii) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xiii) union disputes or other employee relations issues; (xiv) adverse effects of unexpected events including natural disasters; (xv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xvi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvii) our Financial Products segment’s risks associated with the financial services industry; (xviii) changes in interest rates or market liquidity conditions; (xix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xx) currency fluctuations; (xxi) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxii) increased pension plan funding obligations; (xxiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiv) additional tax expense or exposure, including the impact of U.S. tax reform; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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CONSOLIDATED RESULTS
Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the second quarter of 2017 (at left) and the second quarter of 2018 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees.
Total sales and revenues were $14.011 billion in the second quarter of 2018, an increase of $2.680 billion, or 24 percent, compared with $11.331 billion in the second quarter of 2017. The increase was primarily due to higher sales volume driven by improved demand across the three primary segments, with the largest increase in Construction Industries. Sales were also higher due to currency impacts, primarily from a stronger euro and Chinese yuan.

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Sales and Revenues by Geographic Region

	North America		Latin America		EAME		Asia/Pacific		External Sales and Revenues		Inter-Segment		Total Sales and Revenues
(Millions of dollars)	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg
Second Quarter 2018
Construction Industries	$2,739	18%	$392	8%	$1,171	21%	$1,835	43%	$6,137	24%	35	21%	$6,172	24%
Resource Industries	804	31%	394	32%	569	44%	664	47%	2,431	38%	95	23%	2,526	38%
Energy & Transportation	2,582	30%	287	(8%)	1,153	7%	692	22%	4,714	20%	1,010	22%	5,724	20%
All Other Segments	17	70%	1	—%	4	(64%)	19	73%	41	24%	83	(21%)	124	(10%)
Corporate Items and Eliminations	(40)		(3)		—		(1)		(44)		(1,223)		(1,267)
Machinery, Energy & Transportation	$6,102	25%	$1,071	10%	$2,897	18%	$3,209	39%	$13,279	25%	$—	—%	$13,279	25%

Financial Products Segment	$537	6%	$71	(10%)	$101	—%	$120	32%	$829	7%	$—	—%	$829	7%
Corporate Items and Eliminations	(57)		(11)		(7)		(22)		(97)		—		(97)
Financial Products Revenues	$480	6%	$60	(6%)	$94	(2%)	$98	26%	$732	6%	$—	—%	$732	6%

Consolidated Sales and Revenues	$6,582	23%	$1,131	9%	$2,991	18%	$3,307	38%	$14,011	24%	$—	—%	$14,011	24%

Second Quarter 2017
Construction Industries	$2,318		$364		$964		$1,284		$4,930		$29		$4,959
Resource Industries	612		299		396		452		1,759		77		1,836
Energy & Transportation	1,982		312		1,079		568		3,941		827		4,768
All Other Segments	10		1		11		11		33		105		138
Corporate Items and Eliminations	(22)		—		(2)		—		(24)		(1,038)		(1,062)
Machinery, Energy & Transportation	$4,900		$976		$2,448		$2,315		$10,639		$—		$10,639

Financial Products Segment	$505		$79		$101		$91		$776		$—		$776
Corporate Items and Eliminations	(51)		(15)		(5)		(13)		(84)		—		(84)
Financial Products Revenues	$454		$64		$96		$78		$692		$—		$692

Consolidated Sales and Revenues	$5,354		$1,040		$2,544		$2,393		$11,331		$—		$11,331

Sales and Revenues by Segment

(Millions of dollars)	Second Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment / Other	Second Quarter 2018	$ Change	% Change

Construction Industries	$4,959	$1,126	$(68)	$149	$6	$6,172	$1,213	24%
Resource Industries	1,836	565	94	13	18	2,526	690	38%
Energy & Transportation	4,768	641	64	68	183	5,724	956	20%
All Other Segments	138	6	—	2	(22)	124	(14)	(10%)
Corporate Items and Eliminations	(1,062)	(21)	1	—	(185)	(1,267)	(205)
Machinery, Energy & Transportation	$10,639	$2,317	$91	$232	$—	$13,279	$2,640	25%

Financial Products Segment	$776	$—	$—	$—	$53	$829	$53	7%
Corporate Items and Eliminations	(84)	—	—	—	(13)	(97)	(13)
Financial Products Revenues	$692	$—	$—	$—	$40	$732	$40	6%

Consolidated Sales and Revenues	$11,331	$2,317	$91	$232	$40	$14,011	$2,680	24%

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Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the second quarter of 2017 (at left) and the second quarter of 2018 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.
Operating profit for the second quarter of 2018 was $2.167 billion, compared to $1.184 billion in the second quarter of 2017. The increase of $983 million was mostly due to higher sales volume. Favorable price realization was partially offset by higher manufacturing costs.
Manufacturing costs were higher due to increased freight and material costs, partially offset by lower warranty expense. Freight costs were unfavorable primarily due to supply chain inefficiencies as the industry responds to strong global demand. Material costs were higher primarily due to increases in steel prices.
Lower operating profit from Financial Products and slightly higher selling, general and administrative (SG&A) and research and development (R&D) expenses were partially offset by a decrease in restructuring costs.

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Profit by Segment

(Millions of dollars)	Second Quarter 2018	Second Quarter 2017	$ Change	% Change
Construction Industries	$1,154	$900	$254	28%
Resource Industries	411	99	312	315%
Energy & Transportation	1,012	694	318	46%
All Other Segments	23	(19)	42
Corporate Items and Eliminations	(466)	(589)	123
Machinery, Energy & Transportation	$2,134	$1,085	$1,049	97%
Financial Products Segment	$134	$191	$(57)	(30%)
Corporate Items and Eliminations	(5)	(5)	—
Financial Products	$129	$186	$(57)	(31%)
Consolidating Adjustments	(96)	(87)	(9)
Consolidated Operating Profit	$2,167	$1,184	$983	83%

Other Profit/Loss Items

▪
Other income/expense in the second quarter of 2018 was income of $121 million, compared with income of $96 million in the second quarter of 2017. The favorable change was primarily a result of lower currency translation and hedging net losses, the impact from pension and OPEB plans and other miscellaneous items, mostly offset by the absence of a pretax gain of $85 million on the sale of Caterpillar’s equity investment in IronPlanet in the second quarter of 2017.

▪
The provision for income taxes in the second quarter of 2018 reflected an estimated annual tax rate of 24 percent, compared to 32 percent for the second quarter of 2017, excluding the discrete items discussed in the following paragraph. The decrease was primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with other changes in the geographic mix of profits from a tax perspective.

The provision for income taxes in the second quarter of 2018 also included a $25 million benefit for the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary. In addition, a discrete tax benefit of $9 million was recorded in the second quarter of 2018, compared to $10 million in the second quarter of 2017, for the settlement of stock-based compensation awards with associated tax deductions in excess of cumulative U.S. GAAP compensation expense.

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Global Workforce
Caterpillar worldwide, full-time employment was about 101,600 at the end of the second quarter of 2018. The increase of about 6,800 full-time employees from the end of the second quarter of 2017 was primarily due to an increase in production employment to support higher volumes. The flexible workforce increased by about 3,300, also primarily due to higher production volumes. In total, the global workforce increased by about 10,100 from the end of the second quarter of 2017.

	June 30
	2018	2017	Increase
Full-time employment	101,600	94,800	6,800
Flexible workforce	19,700	16,400	3,300
Total	121,300	111,200	10,100

Geographic summary
U.S. workforce	52,900	48,500	4,400
Non-U.S. workforce	68,400	62,700	5,700
Total	121,300	111,200	10,100

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Segment Sales
	Second Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Second Quarter 2018	$ Change	% Change
Total Sales	$4,959	$1,126	($68)		$149	$6	$6,172	$1,213	24%

Sales by Geographic Region
	Second Quarter 2018	Second Quarter 2017	$ Change		% Change
North America	$2,739	$2,318	$421		18%
Latin America	392	364	28		8%
EAME	1,171	964	207		21%
Asia/Pacific	1,835	1,284	551		43%
External Sales	$6,137	$4,930	$1,207		24%
Inter-segment	35	29	6		21%
Total Sales	$6,172	$4,959	$1,213		24%

Segment Profit
	Second Quarter 2018	Second Quarter 2017	Change		% Change
Segment Profit	$1,154	$900	$254		28%
Segment Profit Margin	18.7%	18.1%	0.6	pts

Construction Industries’ total sales were $6.172 billion in the second quarter of 2018, compared with $4.959 billion in the second quarter of 2017. The increase was mostly due to higher sales volume for construction equipment. Sales were also higher due to currency impacts, primarily from a stronger Chinese yuan and euro, partially offset by unfavorable price realization.
Sales increased in all regions.

▪
In North America, the sales increase was mostly due to higher demand for construction equipment, primarily due to oil and gas, including pipelines, and non-residential construction activities. The sales increase was partially offset by unfavorable price realization.

▪	Although construction activities remained weak in Latin America, sales were slightly higher in the region.

▪
Sales increased in EAME primarily due to higher demand and the favorable impact of currency, mostly from a stronger euro. Higher demand was driven by increased construction activities across several countries in the region.

▪
Sales in Asia/Pacific were higher across the region, with most of the improved demand in China stemming from increased building construction and infrastructure investment. The favorable impact of a stronger Chinese yuan also contributed to increased sales.

Construction Industries’ profit was $1.154 billion in the second quarter of 2018, compared with $900 million in the second quarter of 2017. The increase in profit was a result of higher sales volume, partially offset by unfavorable price realization, higher material and freight costs, and increased SG&A/R&D expenses.

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RESOURCE INDUSTRIES

(Millions of dollars)
Segment Sales
	Second Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Second Quarter 2018	$ Change	% Change
Total Sales	$1,836	$565	$94		$13	$18	$2,526	$690	38%

Sales by Geographic Region
	Second Quarter 2018	Second Quarter 2017	$ Change		% Change
North America	$804	$612	$192		31%
Latin America	394	299	95		32%
EAME	569	396	173		44%
Asia/Pacific	664	452	212		47%
External Sales	$2,431	$1,759	$672		38%
Inter-segment	95	77	18		23%
Total Sales	$2,526	$1,836	$690		38%

Segment Profit
	Second Quarter 2018	Second Quarter 2017	Change		% Change
Segment Profit	$411	$99	$312		315%
Segment Profit Margin	16.3%	5.4%	10.9	pts

Resource Industries’ total sales were $2.526 billion in the second quarter of 2018, an increase of $690 million from the second quarter of 2017. The increase was primarily due to higher demand for equipment across all regions. Commodity prices remained strong in the second quarter of 2018, and the company saw mining customers invest in current fleets and mine expansions, resulting in higher equipment sales. However, we believe mining customers have not yet commenced full-scale fleet replacements. Increased mine production and higher machine utilization resulted in improved aftermarket parts sales. In addition, global economic growth contributed to stronger sales for heavy construction equipment. Favorable price realization also contributed to increased sales.
Resource Industries’ profit was $411 million in the second quarter of 2018, compared with $99 million in the second quarter of 2017. The improvement was mostly due to higher sales volume and favorable price realization. Manufacturing costs were favorable primarily due to lower warranty expense, partially offset by higher freight costs. The favorable warranty was mostly driven by the absence of a customer warranty program that occurred in the second quarter of 2017.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Segment Sales
	Second Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Second Quarter 2018	$ Change	% Change
Total Sales	$4,768	$641	$64		$68	$183	$5,724	$956	20%

Sales by Application
	Second Quarter 2018	Second Quarter 2017	$ Change		% Change
Oil and Gas	$1,467	$1,053	$414		39%
Power Generation	992	877	115		13%
Industrial	969	884	85		10%
Transportation	1,286	1,127	159		14%
External Sales	$4,714	$3,941	$773		20%
Inter-segment	1,010	827	183		22%
Total Sales	$5,724	$4,768	$956		20%

Segment Profit
	Second Quarter 2018	Second Quarter 2017	Change		% Change
Segment Profit	$1,012	$694	$318		46%
Segment Profit Margin	17.7%	14.6%	3.1	pts

Energy & Transportation’s total sales were $5.724 billion in the second quarter of 2018, compared with $4.768 billion in the second quarter of 2017. The increase was primarily due to higher sales volume across all applications. Favorable currency impacts, mostly from a stronger euro, and favorable price realization also contributed to the increase in sales.

▪
Oil and Gas - Sales increased due to higher demand in North America for gas compression, well servicing and production applications. Higher energy prices and growth in U.S. onshore oil and gas drove increased sales for reciprocating engines and related aftermarket parts. Sales in North America were also positively impacted by the timing of turbine project deliveries.

▪	Power Generation - Sales improved mostly due to higher demand in EAME, primarily from growth in the gas power generation market and favorable currency impacts.

▪	Industrial - Sales were higher in North America and Asia/Pacific due to favorable economic conditions.

▪
Transportation - Sales were higher for rail services, driven primarily by acquisitions in Asia/Pacific and EAME, and increased rail traffic in North America. Marine sales were higher in EAME primarily due to activity in the cruise sector and favorable currency.

Energy & Transportation’s profit was $1.012 billion in the second quarter of 2018, compared with $694 million in the second quarter of 2017. The improvement was due to higher sales volume, favorable price realization and lower short-term incentive compensation expense. This was partially offset by higher freight costs and increased spending for targeted investments.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	Second Quarter 2018	Second Quarter 2017	$ Change	% Change
North America	$537	$505	$32	6%
Latin America	71	79	(8)	(10%)
EAME	101	101	—	—%
Asia/Pacific	120	91	29	32%
Total	$829	$776	$53	7%

Segment Profit
	Second Quarter 2018	Second Quarter 2017	Change	% Change
Segment Profit	$134	$191	($57)	(30%)

Financial Products’ segment revenues were $829 million in the second quarter of 2018, an increase of $53 million, or 7 percent, from the second quarter of 2017. The increase was primarily due to higher average financing rates in North America and higher average earning assets in Asia/Pacific and North America, partially offset by lower intercompany lending activity in North America and lower average earning assets in Latin America.
Financial Products’ segment profit was $134 million in the second quarter of 2018, compared with $191 million in the second quarter of 2017. The decrease was primarily due to an increase in the provision for credit losses at Cat Financial, partially offset by an increase in net yield on average earning assets and a favorable impact from higher average earning assets.
At the end of the second quarter of 2018, past dues at Cat Financial were 3.16 percent, compared with 2.71 percent at the end of the second quarter of 2017. Write-offs, net of recoveries, in the second quarter of 2018 were $80 million, compared with $26 million in the second quarter of 2017. The increase in write-offs, net of recoveries, was primarily driven by a small number of customers in the Cat Power Finance portfolio and recent collection experience in the Latin America portfolio.
As of June 30, 2018, Cat Financial’s allowance for credit losses totaled $416 million, or 1.48 percent of finance receivables, compared with $403 million, or 1.45 percent of finance receivables at March 31, 2018. The allowance for credit losses at year-end 2017 was $365 million, or 1.33 percent of finance receivables.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $471 million in the second quarter of 2018, a decrease of $123 million from the second quarter of 2017. Corporate items and eliminations include: restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences, as segments use a current cost methodology; and inter-segment eliminations.
The decrease in expense was primarily due to lower restructuring costs and cost of sales methodology differences. Restructuring costs were $114 million in the second quarter of 2018, compared to $169 million in the second quarter of 2017.

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QUESTIONS AND ANSWERS

Q1:	Can you discuss changes in dealer inventories during the second quarter of 2018?

A:
Dealer machine and engine inventories increased about $100 million in the second quarter of 2018, compared to a decrease of about $300 million in the second quarter of 2017. During the first six months of 2018, dealer machine and engine inventories increased about $1.3 billion, compared to a decrease of about $100 million in the first six months of 2017.

Q2:	Can you discuss changes to your order backlog by segment?

A:
At the end of the second quarter of 2018, the order backlog was $17.7 billion, about flat with the first quarter of 2018. Energy & Transportation’s order backlog increased, while Construction Industries’ order backlog decreased. It is not uncommon for the construction order backlog to decline during the second-quarter selling season. Resource Industries’ order backlog was about flat as increased order rates were about offset by increased production and sales.

Compared with the second quarter of 2017, the order backlog increased about $2.9 billion with increases across the three primary segments.

Q3:	Can you comment on expense related to your 2018 short-term incentive compensation plans and the impact on the 2018 outlook?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. Second-quarter 2018 expense was about $360 million, compared to second-quarter 2017 expense of about $415 million.

For the full year of 2018, across the current outlook range, short-term incentive compensation expense is expected to be about $1.4 billion, nearly the same as 2017.

Q4:	Can you give us an update on the quality of Cat Financial’s asset portfolio? How are write-offs and past dues performing?

A:
Cat Financial’s core asset portfolio continues to perform well overall. Write-offs, net of recoveries, were $80 million for the second quarter of 2018, primarily driven by a small number of customers in the Cat Power Finance portfolio and recent collection experience in the Latin America portfolio.

At the end of the second quarter of 2018, past dues at Cat Financial were 3.16 percent, mostly impacted by higher delinquencies in the Cat Power Finance and Latin America portfolios. This is below the second-quarter 10-year historical average past dues of 3.52 percent.

Q5:	First-half 2018 sales and revenues were up 27 percent. Is this significant ramp in demand impacting availability?

A:
The sharp increase in demand has led to supply chain challenges. Although the company continues to see improvements in material flows, constraints remain for some parts and components that are impacting lead times and availability.

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GLOSSARY OF TERMS

1.
Adjusted Profit Per Share - Profit per share excluding restructuring costs for 2018 and 2017. For 2017, adjusted profit per share also excludes a gain on the sale of an equity investment in IronPlanet recognized in the second quarter.

2.
All Other Segments - Primarily includes activities such as: business strategy, product management and development, manufacturing of filters and fluids, undercarriage, ground engaging tools, fluid transfer products, precision seals, rubber sealing and connecting components primarily for Cat® products; parts distribution; integrated logistics solutions, distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience.

3.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

4.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes asphalt pavers, backhoe loaders, compactors, cold planers, compact track and multi-terrain loaders, mini, small, medium and large track excavators, forestry excavators, feller bunchers, harvesters, knuckleboom loaders, motor graders, pipelayers, road reclaimers, site prep tractors, skidders, skid steer loaders, telehandlers, small and medium track-type tractors, track-type loaders, utility vehicles, wheel excavators, compact, small and medium wheel loaders and related parts and work tools.

5.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency only includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving Oil and Gas, Power Generation, Industrial and Transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbine machinery and integrated systems and solutions and turbine-related services, reciprocating engine-powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help support the purchase and lease of our equipment. The segment also earns revenues from Machinery, Energy & Transportation, but the related costs are not allocated to operating segments. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

10.	Latin America - A geographic region including Central and South American countries and Mexico.

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11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation, All Other Segments and related corporate items and eliminations.

12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

13.
Manufacturing Costs - Manufacturing costs exclude the impacts of currency and restructuring costs (see definition below) and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.	Pension and Other Postemployment Benefit (OPEB) - The company’s defined-benefit pension and postretirement benefit plans.

15.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

16.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry and aggregates, waste and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, rotary drills, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, hard rock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

17.
Restructuring Costs - Primarily costs for employee separation, long-lived asset impairments and contract terminations. These costs are included in Other operating (income) expenses except for defined-benefit plan curtailment losses and special termination benefits, which are included in Other income (expense). Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write-downs, equipment relocation and project management costs and LIFO inventory decrement benefits from inventory liquidations at closed facilities, primarily included in Cost of goods sold.

18.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental sales impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes inter-segment sales.

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NON-GAAP FINANCIAL MEASURES
The following definitions are provided for the non-GAAP financial measures used in this report. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.
Adjusted Profit Per Share
The company believes it is important to separately quantify the profit impact of two special items in order for the company’s results to be meaningful to readers. These items consist of restructuring costs, which are incurred in the current year to generate longer-term benefits, and a gain on sale of an equity investment in the second quarter of 2017. The company does not consider these items indicative of earnings from ongoing business activities and believes the non-GAAP measure provides investors with useful perspective on underlying business results and trends and aids with assessing the company’s period-over-period results.
Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:
Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 20-25 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar’s latest financial results and outlook are also available via:
Telephone:    800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)
Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales and revenues:
Sales of Machinery, Energy & Transportation	$13,279	$10,639	$25,429	$19,769
Revenues of Financial Products	732	692	1,441	1,384
Total sales and revenues	14,011	11,331	26,870	21,153

Operating costs:
Cost of goods sold	9,422	7,816	17,988	14,617
Selling, general and administrative expenses	1,440	1,304	2,716	2,365
Research and development expenses	462	458	905	883
Interest expense of Financial Products	182	162	348	321
Other operating (income) expenses	338	407	638	1,403
Total operating costs	11,844	10,147	22,595	19,589

Operating profit	2,167	1,184	4,275	1,564

Interest expense excluding Financial Products	102	121	203	244
Other income (expense)	121	96	248	128

Consolidated profit before taxes	2,186	1,159	4,320	1,448

Provision (benefit) for income taxes	490	361	962	451
Profit of consolidated companies	1,696	798	3,358	997

Equity in profit (loss) of unconsolidated affiliated companies	9	5	14	—

Profit of consolidated and affiliated companies	1,705	803	3,372	997

Less: Profit (loss) attributable to noncontrolling interests	(2)	1	—	3

Profit [1]	$1,707	$802	$3,372	$994

Profit per common share	$2.86	$1.36	$5.65	$1.69
Profit per common share — diluted [2]	$2.82	$1.35	$5.56	$1.67

Weighted-average common shares outstanding (millions)
– Basic	596.2	590.2	597.0	588.8
– Diluted [2]	604.2	595.4	606.1	594.4

Cash dividends declared per common share	$1.64	$1.55	$1.64	$1.55

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and short-term investments	$8,654	$8,261
Receivables – trade and other	7,991	7,436
Receivables – finance	8,906	8,757
Prepaid expenses and other current assets	1,835	1,772
Inventories	11,255	10,018
Total current assets	38,641	36,244
Property, plant and equipment – net	13,752	14,155
Long-term receivables – trade and other	1,084	990
Long-term receivables – finance	13,318	13,542
Noncurrent deferred and refundable income taxes	1,626	1,693
Intangible assets	2,039	2,111
Goodwill	6,249	6,200
Other assets	2,278	2,027
Total assets	$78,987	$76,962

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$35	$1
Financial Products	6,185	4,836
Accounts payable	6,831	6,487
Accrued expenses	3,450	3,220
Accrued wages, salaries and employee benefits	1,789	2,559
Customer advances	1,378	1,426
Dividends payable	511	466
Other current liabilities	1,871	1,742
Long-term debt due within one year:
Machinery, Energy & Transportation	9	6
Financial Products	6,241	6,188
Total current liabilities	28,300	26,931
Long-term debt due after one year:
Machinery, Energy & Transportation	7,982	7,929
Financial Products	15,717	15,918
Liability for postemployment benefits	8,092	8,365
Other liabilities	3,954	4,053
Total liabilities	64,045	63,196

Shareholders’ equity
Common stock	5,746	5,593
Treasury stock	(18,028)	(17,005)
Profit employed in the business	28,657	26,301
Accumulated other comprehensive income (loss)	(1,496)	(1,192)
Noncontrolling interests	63	69
Total shareholders’ equity	14,942	13,766
Total liabilities and shareholders’ equity	$78,987	$76,962

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Six Months Ended June 30,
	2018	2017
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,372	$997
Adjustments for non-cash items:
Depreciation and amortization	1,367	1,430
Other	446	490
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(703)	(442)
Inventories	(1,208)	(688)
Accounts payable	545	1,113
Accrued expenses	(31)	251
Accrued wages, salaries and employee benefits	(768)	641
Customer advances	(54)	374
Other assets – net	174	(280)
Other liabilities – net	(57)	38
Net cash provided by (used for) operating activities	3,083	3,924
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(645)	(371)
Expenditures for equipment leased to others	(883)	(753)
Proceeds from disposals of leased assets and property, plant and equipment	539	563
Additions to finance receivables	(6,143)	(5,264)
Collections of finance receivables	5,405	5,508
Proceeds from sale of finance receivables	124	83
Investments and acquisitions (net of cash acquired)	(348)	(21)
Proceeds from sale of businesses and investments (net of cash sold)	12	91
Proceeds from sale of securities	168	187
Investments in securities	(318)	(207)
Other – net	21	25
Net cash provided by (used for) investing activities	(2,068)	(159)
Cash flow from financing activities:
Dividends paid	(933)	(906)
Common stock issued, including treasury shares reissued	256	83
Common shares repurchased	(1,250)	—
Proceeds from debt issued (original maturities greater than three months)	4,307	4,868
Payments on debt (original maturities greater than three months)	(4,436)	(4,228)
Short-term borrowings – net (original maturities three months or less)	1,487	(505)
Other – net	(4)	(6)
Net cash provided by (used for) financing activities	(573)	(694)
Effect of exchange rate changes on cash	(68)	13
Increase (decrease) in cash and short-term investments and restricted cash	374	3,084
Cash and short-term investments and restricted cash at beginning of period	8,320	7,199
Cash and short-term investments and restricted cash at end of period	$8,694	$10,283

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended June 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$13,279	$13,279	$—	$—
Revenues of Financial Products	732	—	849	(117)	[2]
Total sales and revenues	14,011	13,279	849	(117)

Operating costs:
Cost of goods sold	9,422	9,422	—	—
Selling, general and administrative expenses	1,440	1,223	223	(6)	[3]
Research and development expenses	462	462	—	—
Interest expense of Financial Products	182	—	191	(9)	[4]
Other operating (income) expenses	338	38	306	(6)	[3]
Total operating costs	11,844	11,145	720	(21)

Operating profit	2,167	2,134	129	(96)

Interest expense excluding Financial Products	102	111	—	(9)	[4]
Other income (expense)	121	27	7	87	[5]

Consolidated profit before taxes	2,186	2,050	136	—

Provision (benefit) for income taxes	490	457	33	—
Profit of consolidated companies	1,696	1,593	103	—

Equity in profit (loss) of unconsolidated affiliated companies	9	9	—	—
Equity in profit of Financial Products’ subsidiaries	—	98	—	(98)	[6]

Profit of consolidated and affiliated companies	1,705	1,700	103	(98)

Less: Profit (loss) attributable to noncontrolling interests	(2)	(7)	5	—

Profit [7]	$1,707	$1,707	$98	$(98)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended June 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,639	$10,639	$—	$—
Revenues of Financial Products	692	—	793	(101)	[2]
Total sales and revenues	11,331	10,639	793	(101)

Operating costs:
Cost of goods sold	7,816	7,816	—	—
Selling, general and administrative expenses	1,304	1,169	139	(4)	[3]
Research and development expenses	458	458	—	—
Interest expense of Financial Products	162	—	167	(5)	[4]
Other operating (income) expenses	407	111	301	(5)	[3]
Total operating costs	10,147	9,554	607	(14)

Operating profit	1,184	1,085	186	(87)

Interest expense excluding Financial Products	121	146	—	(25)	[4]
Other income (expense)	96	32	2	62	[5]

Consolidated profit before taxes	1,159	971	188	—

Provision (benefit) for income taxes	361	303	58	—
Profit of consolidated companies	798	668	130	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	129	—	(129)	[6]

Profit of consolidated and affiliated companies	803	802	130	(129)

Less: Profit (loss) attributable to noncontrolling interests	1	—	1	—

Profit [7]	$802	$802	$129	$(129)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Six Months Ended June 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$25,429	$25,429	$—	$—
Revenues of Financial Products	1,441	—	1,660	(219)	[2]
Total sales and revenues	26,870	25,429	1,660	(219)

Operating costs:
Cost of goods sold	17,988	17,988	—	—
Selling, general and administrative expenses	2,716	2,310	412	(6)	[3]
Research and development expenses	905	905	—	—
Interest expense of Financial Products	348	—	364	(16)	[4]
Other operating (income) expenses	638	37	616	(15)	[3]
Total operating costs	22,595	21,240	1,392	(37)

Operating profit	4,275	4,189	268	(182)

Interest expense excluding Financial Products	203	223	—	(20)	[4]
Other income (expense)	248	81	5	162	[5]

Consolidated profit before taxes	4,320	4,047	273	—

Provision (benefit) for income taxes	962	898	64	—
Profit of consolidated companies	3,358	3,149	209	—

Equity in profit (loss) of unconsolidated affiliated companies	14	14	—	—
Equity in profit of Financial Products’ subsidiaries	—	200	—	(200)	[6]

Profit of consolidated and affiliated companies	3,372	3,363	209	(200)

Less: Profit (loss) attributable to noncontrolling interests	—	(9)	9	—

Profit [7]	$3,372	$3,372	$200	$(200)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Six Months Ended June 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$19,769	$19,769	$—	$—
Revenues of Financial Products	1,384	—	1,570	(186)	[2]
Total sales and revenues	21,153	19,769	1,570	(186)

Operating costs:
Cost of goods sold	14,617	14,617	—	—
Selling, general and administrative expenses	2,365	2,109	265	(9)	[3]
Research and development expenses	883	883	—	—
Interest expense of Financial Products	321	—	330	(9)	[4]
Other operating (income) expenses	1,403	810	603	(10)	[3]
Total operating costs	19,589	18,419	1,198	(28)

Operating profit	1,564	1,350	372	(158)

Interest expense excluding Financial Products	244	290	—	(46)	[4]
Other income (expense)	128	16	—	112	[5]

Consolidated profit before taxes	1,448	1,076	372	—

Provision (benefit) for income taxes	451	337	114	—
Profit of consolidated companies	997	739	258	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products’ subsidiaries	—	255	—	(255)	[6]

Profit of consolidated and affiliated companies	997	994	258	(255)

Less: Profit (loss) attributable to noncontrolling interests	3	—	3	—

Profit [7]	$994	$994	$255	$(255)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Six Months Ended June 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,372	$3,363	$209	$(200)	[2]
Adjustments for non-cash items:
Depreciation and amortization	1,367	933	434	—
Undistributed profit of Financial Products	—	(200)	—	200	[3]
Other	446	197	61	188	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(703)	136	(74)	(765)	[4,5]
Inventories	(1,208)	(1,186)	—	(22)	[4]
Accounts payable	545	570	(56)	31	[4]
Accrued expenses	(31)	(40)	9	—
Accrued wages, salaries and employee benefits	(768)	(745)	(23)	—
Customer advances	(54)	(54)	—	—
Other assets – net	174	176	(10)	8	[4]
Other liabilities – net	(57)	(118)	69	(8)	[4]
Net cash provided by (used for) operating activities	3,083	3,032	619	(568)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(645)	(550)	(95)	—
Expenditures for equipment leased to others	(883)	(4)	(919)	40	[4]
Proceeds from disposals of leased assets and property, plant and equipment	539	93	461	(15)	[4]
Additions to finance receivables	(6,143)	—	(6,823)	680	[5,7]
Collections of finance receivables	5,405	—	6,144	(739)	[5]
Net intercompany purchased receivables	—	—	(608)	608	[5]
Proceeds from sale of finance receivables	124	—	124	—
Net intercompany borrowings	—	112	—	(112)	[6]
Investments and acquisitions (net of cash acquired)	(348)	(348)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	12	18	—	(6)	[7]
Proceeds from sale of securities	168	10	158	—
Investments in securities	(318)	(19)	(299)	—
Other – net	21	24	(4)	1	[8]
Net cash provided by (used for) investing activities	(2,068)	(664)	(1,861)	457
Cash flow from financing activities:
Dividends paid	(933)	(933)	—	—
Common stock issued, including treasury shares reissued	256	256	1	(1)	[8]
Common shares repurchased	(1,250)	(1,250)	—	—
Net intercompany borrowings	—	—	(112)	112	[6]
Proceeds from debt issued (original maturities greater than three months)	4,307	—	4,307	—
Payments on debt (original maturities greater than three months)	(4,436)	(3)	(4,433)	—
Short-term borrowings – net (original maturities three months or less)	1,487	34	1,453	—
Other – net	(4)	(4)	—	—
Net cash provided by (used for) financing activities	(573)	(1,900)	1,216	111
Effect of exchange rate changes on cash	(68)	(61)	(7)	—
Increase (decrease) in cash and short-term investments and restricted cash	374	407	(33)	—
Cash and short-term investments and restricted cash at beginning of period	8,320	7,416	904	—
Cash and short-term investments and restricted cash at end of period	$8,694	$7,823	$871	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation's sale of businesses and investments.
[8]	Elimination of change in investment and common stock related to Financial Products.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Six Months Ended June 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$997	$994	$258	$(255)	[2]
Adjustments for non-cash items:
Depreciation and amortization	1,430	998	432	—
Undistributed profit of Financial Products	—	(255)	—	255	[3]
Other	490	453	(84)	121	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(442)	(54)	63	(451)	[4,5]
Inventories	(688)	(688)	—	—
Accounts payable	1,113	1,145	(52)	20	[4]
Accrued expenses	251	234	17	—
Accrued wages, salaries and employee benefits	641	634	7	—
Customer advances	374	374	—	—
Other assets – net	(280)	(152)	(48)	(80)	[4]
Other liabilities – net	38	(130)	88	80	[4]
Net cash provided by (used for) operating activities	3,924	3,553	681	(310)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(371)	(367)	(4)	—
Expenditures for equipment leased to others	(753)	(12)	(749)	8	[4]
Proceeds from disposals of leased assets and property, plant and equipment	563	87	481	(5)	[4]
Additions to finance receivables	(5,264)	—	(6,240)	976	[5]
Collections of finance receivables	5,508	—	6,602	(1,094)	[5]
Net intercompany purchased receivables	—	—	(425)	425	[5]
Proceeds from sale of finance receivables	83	—	83	—
Net intercompany borrowings	—	44	(1,500)	1,456	[6]
Investments and acquisitions (net of cash acquired)	(21)	(21)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	91	91	—	—
Proceeds from sale of securities	187	9	178	—
Investments in securities	(207)	(11)	(196)	—
Other – net	25	8	17	—
Net cash provided by (used for) investing activities	(159)	(172)	(1,753)	1,766
Cash flow from financing activities:
Dividends paid	(906)	(906)	—	—
Common stock issued, including treasury shares reissued	83	83	—	—
Net intercompany borrowings	—	1,500	(44)	(1,456)	[6]
Proceeds from debt issued (original maturities greater than three months)	4,868	361	4,507	—
Payments on debt (original maturities greater than three months)	(4,228)	(505)	(3,723)	—
Short-term borrowings – net (original maturities three months or less)	(505)	(200)	(305)	—
Other – net	(6)	(6)	—	—
Net cash provided by (used for) financing activities	(694)	327	435	(1,456)
Effect of exchange rate changes on cash	13	(6)	19	—
Increase (decrease) in cash and short-term investments and restricted cash	3,084	3,702	(618)	—
Cash and short-term investments and restricted cash at beginning of period	7,199	5,259	1,940	—
Cash and short-term investments and restricted cash at end of period	$10,283	$8,961	$1,322	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.